Exhibit 10.19

August 20, 2007

Ron Pitcock

7654 Spirit Ranch Road

Golden, Colorado 80403

Re:	Independent Contractor Agreement

Dear Ron:

This letter agreement (the “Agreement”) will serve to confirm our prior conversations and negotiations concerning the parameters attendant upon your engagement as an independent contractor by IPtimize, Inc., a Minnesota corporation with offices at 2135 S. Cherry St., Suite 200, Denver, CO. 80222 (the “Company”). In this regard, and in consideration of the mutual benefit derived herefrom, the receipt and adequacy of which is hereby jointly and severally acknowledged and accepted, we agree as follows:

1. Engagement. The Company hereby engages and retains you and you hereby agree to act as an independent contractor for and on behalf of the Company to perform the Services as that term is defined in Section 2 below. As indicated in Section 5, you shall not be required to devote any designated number of hours to the performance of the Services during the Term (as that term is defined in Section 2 below).

2. The Services. During the period commencing upon the execution of this Agreement and termination on the earlier of: (i) December 31, 2007; or (ii) the Company’s closing of gas money and permanent financing in the sum of $4,000,000 and the full payment of the Company’s delinquent Federal Withholding Tax obligation with the Internal Revenue Service (the “Term”), you shall advise, aid and assist the Company and such of its executive officers and/or others as shall be communicated to you by Clinton J. Wilson, the Company’s President and or the Company’s Board of Directors, in connection with the conduct of the Company’s day to day affairs as well as to supervise and direct the Company’s strategic planning, preparation, organization, implementation, management and operation of the Company’s overall business strategy and plan. The foregoing is hereinafter collectively referred to as the “Services”.

3. Independent Contractor. In your performance of the Services you shall be and be deemed to be an independent contractor and not an employee, or executive officer of the Company. You shall be in exclusive charge and control of your performance of the Services and shall not be subject to the control or supervision of the Company except as to the results of the Services. You acknowledge and accept that nothing in this Agreement shall be construed to require you to perform the Services at any specific time, or in any specific place or manner. Payments to you hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

4. No Breach of Obligation. You represent and warrant that you are ready, willing and able to timely perform the Services. You also represent that your entry into this Agreement does not constitute a breach of any agreement with any other person, firm or corporation containing any restriction or impediment on your ability to perform the Services.

5. Termination. This Agreement shall commence on the day it is signed and shall be terminable by either party on 60 days prior written notice.

6. Non-Exclusivity. You agree that during the Term, you will impart and devote such time and attention to the Project as shall be necessary to complete the same before the end of the Term.

7. Compensation. In consideration of your performance of the Services, the Company shall accrue on your behalf fee of $10,000 per month commencing retroactively to April 1, 2007, the date you commenced acting as a consultant without the benefit of a written agreement; and shall grant to you the exclusive right and option (the “Option”) to purchase an aggregate of 3,220,000 pre reverse split shares of the Company’s Common Stock, no par value per share (the “Option Shares”), at an exercise price of $.08 per Option Share, the fair market value of the Option Shares as of the date of this Agreement. The terms and condition of the Option shall be as set forth in a separate Option Agreement between you and the Company dated August 20, 2007. In addition, the Company shall reimburse you for any and all reasonable out of pocket disbursements incurred by you on the Company’s behalf on an accountable basis. You agree to seek pre-approval for all disbursements in excess of $100. Commencing on January 1, 2008, the Company shall accrue your monthly consulting fee at the rate of $12,500.

8. Representations. You represent to the Company that you are not presently actively engaged in any business, employment or venture which is or may be in conflict with the business of the Company; you have the full power and authority to enter this Agreement and to otherwise perform the same in the time and manner contemplated; and your compliance with the terms and conditions of this Agreement will not conflict with, result in a breach of, or constitute a default under any agreement to which you are a party. In turn, the Company represents to you that the Company has full power, right and authority to execute and perform this Agreement in the time and manner contemplated and all corporate action required to be taken by the Company to authorize and execute this Agreement has been taken prior to the delivery hereof; the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full power and authority to conduct its business; and the person executing this Agreement on behalf of the Company has been duly authorized to execute this Agreement.

9. Confidentiality. In the course of your engagement by the Company you will be exposed and have access to certain confidential business, management, information, data, knowledge, and documentation including but not limited to the Company’s business model concepts and descriptions; the identity of customers, consultants and suppliers; product ideas and refinements of existing products; and marketing plans and strategies which are designated as “Confidential,” “Proprietary” or some similar designation (collectively the “Confidential Material”). Accordingly, and in consideration of the Company’s engagement of you as an independent research contractor, you acknowledge the confidential and proprietary nature of the Confidential Material and hereby covenant and agree to hold and keep the same confidential as provided in this letter agreement. Your confidentiality commitment shall include taking all reasonable steps to safeguard the confidentiality of the Confidential Material and not to disclose any part of it to any third person, whether individual, firm or entity without the prior express written consent of the Company. Furthermore, you agree at the end of your engagement by the Company to return all copies of the Confidential Material, in any form whatsoever (including any notes, reports, transmittal letters or other writings prepared by or for the Company and any of its employees, representatives, consultants or associates, or at its direction.

10. Entire Agreement. We hereby agree that this Agreement is intended to and does contain and embody all of our understandings and agreements, both written and oral, respect to the subject matter of this Agreement. There are no representations, warranties or covenants other than those set forth in this Agreement.

11. Miscellaneous. (a) All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by priority overnight package delivery service, and shall count from the date of mailing or the day after the date of the air bill. (b) A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. (c) This Agreement shall not be amended or assigned without the prior written consent of both of us. (d) Colorado law shall be applicable.

If you are in agreement with the foregoing, please sign and return one copy of this Agreement which will constitute our agreement with respect to the Services.

Sincerely,

IPtimize, Inc.

By:	/s/Clinton J. Wilson
Clinton J. Wilson, President

AGREED TO AND ACCEPTED:

/s/ Ron Pitcock
Ron Pitcock